Exhibit 99.1

Riot Blockchain Announces Milestone Purchase Order of 42,000 S19j Antminers, Growing Total Hash Rate to 7.7 EH/s Upon 2022 Deployment

Riot executes on order for 42,000 S19j Antminers from Bitmain for $138.5 million, adding an estimated 3.7 EH/s to Riot’s existing and planned fleet of miners, representing a significant milestone in Riot’s strategic growth plan

CASTLE ROCK, CO. / Globe Newswire / April 6, 2021 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company"), one of the leading Nasdaq-listed Bitcoin mining companies in the United States, today announced a large-scale contract for the purchase of 42,000 S19j Antminers for USD $138.5 million from Bitmain Technologies Limited (“Bitmain”). This purchase agreement represents a significant step forward in Riot’s strategic initiative to increase its Bitcoin mining hash rate, which is now estimated to reach 7.7 exahash per second (EH/s) once fully deployed. This level of growth represents a 93% increase over the Company’s previously estimated committed hash rate capacity of 4.0 EH/s by October 2021.

This purchase agreement significantly bolsters Riot’s projected growth. Riot is scheduled to receive a minimum of 3,500 S19j Antminers on a monthly basis starting in November 2021, and will continue through October 2022. The Company is currently receiving monthly shipments as scheduled through October 2021, from previous purchase agreements and this new order continues that growth trajectory.

“This long-term purchase order marks a major milestone in the continued expansion of Riot’s mining operations,” said Megan Brooks, COO of Riot. “Riot’s existing fleet of miners has already positioned the Company as an American leader in Bitcoin mining. By nearly doubling its planned hash rate capacity, Riot continues to take great strides forward in growing both the Company’s and the United States’ share of the global network hash rate. We are proud of this accomplishment and remain focused on continuing to evaluate additional opportunities in the space.”

Once fully deployed, Riot will have a fleet of approximately 81,150 Antminers, 95% of which will be the latest generation S19 series model. The S19j operates at 90 TH/s and consumes 3,100 watts of energy. With all miners fully deployed, the Company’s total fleet is expected to consume approximately 257.6 megawatts (MW) of energy with an overall hash rate efficiency of 33 joules per terahash (J/TH). This new purchase order continues to demonstrate Riot’s commitment as a market leader to building one of the most efficient Bitcoin mining fleets in the industry.

The Company notes the significance of securing a large scale purchase contract comprised of the latest-generation miners of this magnitude, especially during a period of scarce supply of Bitcoin mining hardware. The global shortage of semiconductor production combined with the recent increase in demand for Bitcoin mining has hampered the ability for many miners to grow their hash rate. Riot has enjoyed a positive, long-term relationship with market-leading mining hardware supplier Bitmain, having entered into nearly $230 million in purchase contracts for miners since late 2019.

“We are excited for our long-term cooperation with Riot as they continue to solidify their growth and position as one of the global leading companies in Bitcoin mining. With their new order of Bitmain’s next-gen Antminers, this will assure the rapid growth and long-term investment of their mining operations”, said Irene Gao, Antminer Sales Director of NCSA Region, Bitmain.

About Bitmain

Founded in 2013, Bitmain transforms computing by building industry-defining technology in cryptocurrency, blockchain, and artificial intelligence (AI). Bitmain leads the industry in the production of integrated circuits for cryptocurrency mining, as well as mining hardware under the Antminer brand. The company also operates the largest cryptocurrency mining pools worldwide- Antpool.com and BTC.com. Bitmain technology supports a wide range of blockchain platforms and startups.

About Riot Blockchain

Riot Blockchain Inc. (NASDAQ: RIOT) focuses on cryptocurrency mining of Bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s mining operations are located in upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACTS:

Media Contact: PR@RiotBlockchain.com

Investor Contact: Phil McPherson

Telephone: 303-794-2000 ext. 110
E-mail: PMcPherson@riotblockchain.com

SOURCE: Riot Blockchain, Inc.